EXHIBIT 99.2
GEOGLOBAL ANNOUNCES RECEIPT OF NOTICE FROM AMEX AS TO ITS NONCOMPLIANCE WITH LISTING REQUIREMENTS

CALGARY, Alberta, Canada, April 4, 2008 - GeoGlobal Resources Inc. (the "Company" or "GeoGlobal") (Amex: GGR) announced today that as a consequence of its failure to file with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2007 when due, it received, on April 2, 2008,  a letter from the American Stock Exchange LLC (the “Exchange”) notifying it that, as required by Sections 134 and 1101 of the Amex Company Guide, the timely and complete filing of the fiscal year 2007 Annual Report is a condition to the continued listing of the Company’s Common Stock on the Exchange.  The Exchange further advised the Company that its failure to file the fiscal year 2007 Annual Report is a material violation of the Company’s listing agreement with the Exchange and therefore, under Section 1003(d) of the Amex Company Guide, the Exchange is authorized to suspend and, unless prompt corrective action is taken, remove the Company’s Common Stock from the Exchange listing.

In order to maintain the Company’s Exchange listing, the Company must submit a plan by April 16, 2008 advising the Exchange of action it has taken or will take, that will bring it into compliance with Sections 134 and 1101 of the Amex Company Guide by no later than July 1, 2008.  The Company intends to timely submit such a plan to the Exchange advising the Exchange that it expects to complete by the middle of April 2008 certain matters relating to its intention, as previously disclosed, to restate the financial statements contained in its Quarterly Reports on Form 10-Q for each of the three fiscal quarters ended September 30, 2007, the three fiscal years ended December 31, 2006 and each of the three fiscal quarters within those fiscal years as well as the fiscal year 2007 Annual Report thereby bringing the Company into compliance with Sections 134 and 1101 of the Amex Company Guide.

About GeoGlobal
GeoGlobal Resources Inc., headquartered in Calgary, Alberta, Canada, is a US publicly traded oil and gas company which, through its subsidiaries, is engaged in the pursuit of petroleum and natural gas through exploration and development primarily in India. Since inception, the Company’s efforts have been devoted to the pursuit of Production Sharing Contracts with the Government of India. Currently, the Company is focused on the development of high potential exploration targets in the Krishna Godavari, Cambay, Deccan Syneclise and Rajasthan basin areas.

Forward Looking Statements
Some statements in this press release may contain forward looking information. These statements may address future events and conditions and, as such, could involve inherent risks and uncertainties. Our actual results of oil and gas exploration and development activities could be significantly different from any results anticipated. Our exploration and development activities involve highly speculative exploration opportunities that involve material risks. Additional important risk factors are described in the Company's periodic filings with the Securities and Exchange Commission, including the Company's annual report on Form 10-KSB and quarterly reports on Forms 10-Q and 10-QSB. The filings may be viewed at http://www.sec.gov. and www.sedar.com. http://www.sec.gov. and www.sedar.com.

For further information contact:
GeoGlobal Resources Inc.	The Equicom Group
Allan J. Kent, Executive VP and CFO	Scott Kelly, Sr. Vice President
Carla Boland, Investor Relations and Corporate Affairs Phone: +1 403 777-9253 Email: info@geoglobal.com Fax: +1 403 777-9199 Website: www.geoglobal.com	Phone: +1 416 815-0700 x322 Fax: +1 416 815-0080 Email: skelly@equicomgroup.com